EXHIBIT 2.1

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 1, 2024 (the “Closing Date”) by and among THE 20 LLC, a Delaware limited liability company (“Purchaser”), iCore Midco Inc. (f/k/a iCoreConnect Inc.), a Nevada corporation (“Seller”), and iCoreConnect Inc., a Delaware corporation (“Parent”). Purchaser, Seller and Parent are sometimes hereafter referred to collectively as the “Parties” and each individually as a “Party”.

RECITALS

A. Seller is engaged in the business of providing cloud-based software and technology solutions (the “Business”).

B. Within Seller, a portion of the Business, which can be readily identified and segmented, consists of providing information technology (“IT”) support, managed IT services and IT consulting to customers in the continental United States (the “MSP Business”).

C. Purchaser desires to purchase and acquire, and Seller desires to sell, transfer and assign substantially all of the assets of Seller used in the MSP Business, on the terms and subject to the conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1. PURCHASE OF ASSETS; ASSUMPTION OF SELECT LIABILITIES

1.1 Assets. Seller hereby sells and assigns to Purchaser, and Purchaser hereby purchases and assumes from Seller, all of Seller’s right, title and interest in and to all of the assets of Seller used in the MSP Business and owned by Seller or otherwise permitted to be sold and assigned by Seller to Purchaser (all of such assets, excluding the Excluded Assets, are collectively referred to as the “Assets” and individually referred to as an “Asset”). The Assets include: (a) all tangible property (excluding the Excluded Assets) located at 7039 Northwinds Drive, Suite A, Concord, NC 28027 and all other locations that Seller is conducting the MSP Business, including, without limitation, home office(s) utilized by employees and independent contractors of the Seller; (b) all technology, know-how, and intellectual property related to the MSP Business (the “Intellectual Property”); (c) [RESERVED] (d) all software licenses required to operate and maintain the IT; (e) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Assets or any Liabilities expressly assumed hereunder (collectively, “Warranties”); (f) all prepaid expenses and deposits of Seller relating to the Assets or the MSP Business; (g) all contracts governing customer relationships of Seller in respect of the MSP Business (collectively, the “Assumed Customer Contracts”) and all other contracts between the Seller and the customers and suppliers set forth on Exhibit A attached hereto (collectively, the “Assumed Supplier Contracts”, and together with the Assumed Customer Contracts, the “Assumed Contracts”); (h) all intangible assets specific to the MSP Business, including without limitation all goodwill, going concern value and customer lists (including customer contact information), (i) all accounts receivable for any services performed in respect of the MSP Business on or after the Closing Date, and (j) as of the Closing Date, assets, properties, warranties, guarantees, prepaid expenses, claims, causes of action, rights, privileges or interests of Seller, tangible or intangible, vested or unvested, contingent or otherwise, of every kind and description, wherever located, whether or not specifically enumerated or identified herein or in any schedule hereto that are used or intended for use in connection with the MSP Business, except (i) the organizational documents of Seller, (ii) accounts receivable for pre-Closing Date services, (iii) Cash on the Seller’s balance sheet, (iv) all assets of Seller other than the Assets, and (v) those assets specifically excluded on Schedule 1.1 (the “Excluded Assets”). Seller has made a good faith attempt to list all of the Assets on Exhibit B hereto; provided, however, notwithstanding the foregoing, any failure to list an Asset thereon shall not mean that such item is not an Asset purchased by Purchaser hereunder. At the Closing, the Assets shall be directly conveyed, transferred, assigned and delivered by Seller to Purchaser, free and clear of Encumbrances (defined below) of any nature. No other assets of the Business shall be transferred to Purchaser other than the Assets.

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1.2 Liabilities. Purchaser shall not assume and shall not be liable for, and Seller shall retain and, as between Purchaser and Seller, remain solely liable for and obligated to discharge, all of the debts, commitments, obligations, taxes and other liabilities of Seller, whether known or unknown, accrued or not accrued, fixed or contingent, and arising out of or resulting from the operation of the Business (each being a “Liability”), except that Purchaser and Seller agree that Purchaser shall assume: (i) the Assumed Contracts and all Liabilities of Seller thereunder that first accrue on or after the Closing Date, except the extent the related Liabilities arise from a breach of such Assumed Contracts by Seller prior to the Closing; and (ii) Seller’s pre-billed customer services in respect of any Assumed Customer Contract (the “Deferred Revenue”) and any funds deposited into Seller’s bank account for services provided by Purchaser subsequent to the Closing Date shall belong to Purchaser. Deferred Revenue, for clarification, is further defined as revenue or cash receipts received by Seller prior to the Closing Date for services to be provided to customers under an Assumed Customer Contract in whole or in part after the Closing Date. A complete list of all Deferred Revenue by customer is set forth in Schedule 1.2 attached hereto. Without limiting the foregoing, Purchaser shall not be responsible for any employees, severance or related obligations of Seller, including without limitation, deferred compensation payable, payroll taxes payable or other employment obligations, benefits or severance relating to any of Seller’s employees arising out of their employment by Seller. For the avoidance of doubt, Purchaser is not responsible or liable for any Liabilities, whether pre- or post-close, for vendor or supplier contracts not listed on Exhibit A.

1.3 Specifically Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 1.2, Purchaser shall not be liable for and shall not assume any of the following Liabilities of Seller (each, a “Specifically Excluded Liability”): (a) any debts of any kind, including, but not limited to: lines of credit, bank debt, capital leases, credit facility, factoring debt, credit card debt, merchant cash advance, Paycheck Protection Program loans (PPP loans), Covid-19 Economic Injury Disaster Loans (EIDL loans) and any obligation for taxes (of any kind) of Seller with respect to any period; (b) any payment owed by Seller to any Affiliate of Seller; (c) any Liability related to any Excluded Asset; (d) any obligation arising out of the termination of any employee of Seller; (e) any obligation pertaining to fees and expenses of Seller incurred in connection with the negotiation and execution of this Agreement; (f) any Liability for sales, transfer or other taxes that may be imposed upon the sale or assignment of the Assets pursuant to this Agreement, regardless of when such obligations may become known and due; or (g) any Liability of Seller or Parent arising from or relating to that certain agreement dated July 30, 2019, between Seller and Aaron Lindsey or any other agreement or arrangement between Aaron Lindsey and Seller and/or Parent. For purposes of this Agreement, “Affiliate” of a person means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the avoidance of doubt, Parent is an Affiliate of Seller.

1.4 Consent of Third Parties. Other than those contracts set forth in Schedule 4.6 attached hereto and incorporated herein for all purposes, Seller represents that all of the Assumed Contracts are assignable to Purchaser without the consent of any third party.

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ARTICLE 2. PURCHASE AND PAYMENT

2.1 Purchase Price and Sale. Subject to the terms and conditions set forth herein, at the Closing (as hereafter defined), Purchaser shall purchase from Seller and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of the rights, title and interest in and to the Assets, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or any other encumbrance (each, an “Encumbrance”). The Parties hereto agree that aggregate consideration for the Assets purchased hereunder (collectively, the “Purchase Price”) shall be: (i) $2,019,006.00 (the “Base Purchase Price”), as may be adjusted in accordance with the terms of this Agreement; (ii) the Earnout Payment, if any, determined and payable in accordance with Section 2.1(b), and (iii) the assumption of any Liabilities expressly assumed by the Purchaser hereunder. The Purchase Price shall be payable as follows:

(a) Closing Date Payment. At the Closing, Purchaser will pay to Seller in immediately available funds an amount equal to the Base Purchase Price, minus any Seller liens or encumbrances that are to be paid at Closing, minus the total Deferred Revenue as set forth on Schedule 1.2, minus the Seller’s Closing transaction expenses that are to be paid at Closing, and minus an amount equal to the unpaid franchise taxes, penalties and interest owed to the State of Delaware by Parent, together with any other amounts required to obtain good standing status for Parent in the State of Delaware, which is to be paid at Closing (such amount, the “Closing Date Payment”).

(b) Earnout Payment.

(i) If Purchaser achieves annualized Recurring Revenue (“ARR”) of more than $1,620,000.00 (the “Earnout Threshold”) during the 3-month period beginning on April 1, 2025, and ending on June 30, 2025 (the “Earnout Period”), then Seller shall be entitled to an earnout payment (the “Earnout Payment”) equal to (1) the amount by which ARR exceeds the Earnout Threshold multiplied by (2) $1.2463. For the avoidance of doubt, the maximum amount of the Earnout Payment is $224,334, and Seller shall not be entitled to an Earnout Payment if the ARR in respect of the Earnout Period is less than the Earnout Threshold.

(ii) If Seller is entitled to the Earnout Payment pursuant to Section 2.1(b)(i), then Purchaser will pay the Earnout Payment to Seller in immediately available funds on or before July 31, 2025.

(iii) For purposes of this Agreement, “Recurring Revenue” means, for the period of determination, the gross revenues of the Purchaser attributable to managed IT and managed software services provided to the customers identified in Schedule 2.1(b), but specifically excluding any gross revenue attributable to one-time projects, hardware, or software revenue. Recurring Revenue shall be determined in accordance with Purchaser’s historical accounting practices and determined in good faith.

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(c) Proration. Notwithstanding that the Parties intend to make a final settlement with respect to certain items as of the Closing, (i) all payments for utility services, health insurance, office lease, employee vacation/benefits, contract services to be continued by Purchaser, prepaid items, deposits and property taxes relating to the Assets shall be prorated between the Seller and Purchaser as soon as reasonably practicable as of the Closing Date, and (ii) settlement of such items shall occur upon the later of thirty (30) days after the Closing Date or within five (5) business days after receipt of a request therefor accompanied by evidence that such proration and payment is required hereunder.

2.2 Purchase Price Allocation and Sales Taxes. Purchaser and Seller acknowledge and agree to the tangible asset values set forth in Exhibit G hereto with regard to the Assets for tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchaser and Seller agree to be bound by such allocation of tangible asset values and to file all tax returns and reports in respect of the transactions herein contemplated, including, but not limited to, all federal, state and local tax returns, on the basis of such allocation, except as otherwise required pursuant to a “determination” (as such term is defined in Section 1313 of the Code). Seller and Parent covenant and agree to pay any sales taxes attributable to, or payable by, Seller, if any, by reason of the transfer and conveyance of the Assets hereunder.

2.3 Withholding Tax. Notwithstanding any other provision in this Agreement, Purchaser shall be entitled to deduct and withhold from the Purchase Price all taxes that Purchaser may be required to deduct and withhold under any provision of tax law. To the extent such amounts are deducted or withheld with respect to any person and duly paid to the applicable governmental body, such amounts shall be treated for all purposes under this Agreement as having been paid to or on behalf of such person.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the following representations and warranties are true, accurate and complete as of both the date this Agreement is fully executed and the Closing Date:

3.1 Organization and Good Standing. Purchaser is a limited liability company organized and validly existing under the laws of the State of Delaware. Purchaser has all requisite power and authority to execute and deliver and perform its obligations under this Agreement.

3.2 Authorization. The execution and delivery of this Agreement and performance by Purchaser of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the other agreements and documents required to be delivered by Purchaser in accordance with the provisions hereof will be, duly executed and delivered by Purchaser; and this Agreement constitutes, and such agreements and documents when executed and delivered will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor’s rights generally and by legal and equitable limitations on the availability of specific remedies.

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ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent hereby jointly and severally represent and warrant to Purchaser that the following representations and warranties are true, accurate and complete as of both the date this Agreement is fully executed and the Closing Date.

4.1 Organization and Good Standing. Seller is a corporation organized and validly existing under the laws of the State of Nevada. Seller has all requisite power and authority to execute and deliver and perform its obligations under this Agreement. Parent is a corporation organized and validly existing under the laws of the State of Delaware. Parent indirectly holds one hundred percent (100%) of the equity interests in and to Seller. All of the issued and outstanding equity interests in the Seller are collectively indirectly owned by Parent.

4.2 Tax Status. The Seller is taxed as a corporation for federal and where applicable state income tax purposes.

4.3 Authorization. The execution and delivery of this Agreement and performance by the Seller and Parent of their obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of the Seller and Parent. This Agreement has been, and the other agreements and documents required to be delivered by the Seller and Parent in accordance with the provisions hereof will be, duly executed and delivered by the Seller and Parent, and this Agreement constitutes, and such agreements and documents when executed and delivered will constitute, the valid and binding obligations of the Seller and Parent, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor’s rights generally and by legal and equitable limitations on the availability of specific remedies.

4.4 Title to Assets. Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances. Neither Seller nor any Affiliate of Seller is a party to, and the Assets are not subject to, any judgment, judicial order, writ, injunction or decree that affects the Assets or the use thereof by Seller or Purchaser.

4.5 Sufficiency. The Assets are in good working condition and constitute all material assets necessary to operate the MSP Business in substantially the same manner as previously and currently conducted by Seller.

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4.6 Contracts. Set forth on Schedule 4.6 hereto is an accurate and complete list of each customer and supplier that is a party to an Assumed Contract including each contract, agreement, arrangement or understanding (whether written or oral) to which the Seller is a party or to which any of the Assets are bound, and any amendment, supplement and modification (whether oral or written) in respect of thereto. Seller has delivered to Purchaser accurate and complete copies of each Assumed Contract. Each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms. Seller is, and since January 1, 2022, has been, in material compliance with all applicable terms and requirements of each Assumed Contract. Each person that has or had any obligation or liability under any Assumed Contract is, and since January 1, 2022, has been, in full compliance with all applicable terms and requirements of such Assumed Contract. No event has occurred, or circumstance exists that (with or without notice or lapse of time) would contravene, conflict with or result in a breach of, or give Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract. No event has occurred, or circumstance exists under or by virtue of any Assumed Contract that (with or without notice or lapse of time) would cause the creation of any encumbrance affecting any of the Assets. Seller has not given to or received from any other person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, non-renewal of, or default under, any Assumed Contract, or notice of, or termination of, any Assumed Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Assumed Contracts and no such person has made written demand for such renegotiation. Except with respect to the noncompetition provisions set forth herein, Seller is not party to any noncompetition or non-solicitation agreement with any other party. Unless otherwise noted on Schedule 4.6,each of the Assumed Contracts set forth on Schedule 4.6 is fully assignable by Seller without the consent of any party.

4.7 Conflicts with Other Agreements; Consents. The execution and delivery by the Seller and Parent of this Agreement and the performance by the Seller and Parent of their obligations hereunder will not conflict with or result in a breach of or constitute a default under any material contract, any license, indenture, loan agreement, restriction, lien, encumbrance or other obligation or liability to which either is a party or by which either is affected or bound, or the applicable organizational documents of Seller or Parent, nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the applicable organizational documents of Seller or Parent. No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Seller or Parent in connection with the execution, delivery or performance of this Agreement or the assignment of the Assumed Contracts, except as set forth on Schedule 4.7 hereto.

4.8 Intellectual Property; Preservation of Confidential Information. The Assets and any intellectual property rights therein: (i) do not infringe on any patent, copyright, trademark, trade secret or any other intellectual property of a third party (and the Seller has no knowledge of any claims of such infringement); (ii) are owned by Seller and not subject to payment of any fees to third parties; and (iii) do not incorporate or use any third-party intellectual property (other than standard, generally commercially available, off-the-shelf software), including any freeware or open source software. Seller has not disclosed any proprietary information embodying or related to the Assets or the intellectual property rights therein and thereto other than to employees, consultants, professional advisors, licensees or distributors of Seller, and in each case, such disclosure has been pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof.

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4.9 Inventory and Fixed Assets. The inventory and fixed assets being sold by Seller to Purchaser are set forth in Schedule 4.9 attached hereto. All Assets included in the inventory and fixed asset set forth on Schedule 4.9 consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller.

4.10 Accounts Receivable. Schedule 4.10 attached hereto sets forth all of Seller’s customers who have balances due on their accounts that are over thirty (30) days old.

4.11 Litigation. Except as disclosed on Schedule 4.11 hereto, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation (each, an “Action”) pending or, to Seller’s knowledge, threatened, against Seller or its Affiliates with respect to the Assets or the intellectual property rights therein and thereto. There are no existing or, to Seller’s knowledge, threatened product liability, warranty or other similar claims related to the MSP Business, or any facts upon which a material claim of such nature could be based, against Seller for products or services which are defective or fail to meet any product or service warranties.

4.12 Taxes. Seller has filed or caused to be filed on a timely basis all tax returns and all reports with respect to taxes that are or were required to be filed pursuant to applicable legal requirements. All such tax returns are true, complete and accurate in all material respects. All taxes, of any kind, due and payable by Seller (whether or not shown on any tax return) have been fully and timely paid. There are no liens for taxes upon any of the assets of Seller, and there is no factual or legal basis for any liens to be placed upon any assets of the Seller due to Seller’s failure to pay any taxes or file any required tax returns. No foreign, federal, state or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to Seller. No claim has been made by a governmental body in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction and, to Seller’s knowledge, there is no factual or legal basis for such claim. All taxes required to be withheld with respect to any payments made by Seller have been withheld and paid over to the appropriate governmental body or, to the extent not yet required to have been paid over, are held in separate accounts for such purposes (and Seller covenants and agrees to timely remit all such amounts to the proper governmental authority). Seller has complied with all information reporting and backup withholding requirements, in respect of payments made by Seller, including maintenance of required records with respect thereto.

4.13 Financial Statements. Seller has delivered to Purchaser copies of the unaudited income statements and balance sheets of Seller as of December 31, 2022 and December 31, 2023 and the unaudited income statement and balance sheet of Seller as of July 31, 2024 (collectively, the “Seller Financial Statements”). The Seller Financial Statements were consistently presented and prepared and each present fairly, in all material respects, the financial position of Seller as at the date thereof and for the respective period indicated therein, except as otherwise noted in the Seller Financial Statements.

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4.14 Compliance with Laws. Seller is and has been in compliance in all material respects with all applicable laws that apply to the Business and has not received any notice of noncompliance of such laws. Seller possesses all licenses, permits, authorizations, certificates, franchises, consents and other approvals from any governmental body relating to the MSP Business which are required for Seller to operate the MSP Business as currently conducted are set forth in Schedule 4.14 attached hereto, and Seller is in compliance in all material respects with all such licenses, permits, authorizations, certificates, franchises, consents and other approvals. To Seller’s knowledge, there are no licenses, permits, authorizations, certificates, consents or approvals necessary for Purchaser to operate the MSP Business other than those that can and will be assigned and sold to Purchaser, if any, pursuant to this Agreement on or before Closing.

4.15 Privacy and Security.

(a) As used in this Agreement, the following terms have the meanings indicated below:

(b) “IT Systems” means all systems used by the Seller in the Seller’s business, including the information and communications technology infrastructure and systems (including all software, hardware, firmware, networks and Seller websites).

(c) “Personal Data” means (A) any information relating to, directly or indirectly, an identified or identifiable natural person, including, but not limited to, an individual person’s personally identifiable information (e.g., name, street address or geolocation information, date of birth, telephone number, e-mail address, online contact information, photograph, data revealing or inferring racial or ethnic origin, religious or political opinions, a natural person’s sex, gender identity or sexual orientation, genetic data, biometric data, health data, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as customer number held in a cookie or other tracking technology, an internet protocol address, a processor or device serial number, or a unique device identifier and (B) the similar definitions contained in privacy laws in jurisdictions where the Seller does business including, but not limited to any information defined as “personal data” or “personal information”).

(d) “MSP Business Data” means information of a customer or any other person (other than Seller) that would constitute a trade secret or confidential information under applicable laws as well as all business related information, including but not limited to customer lists (including Personal Data pertaining to such customers), business plans, marketing plans, personnel data (including Personal Data of such personnel), financial strategies, logistics plans and information, information related to business transactions, and employee compensation plans and information.

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(e) Seller is and at all times has been in compliance in all material respects with all federal and state data privacy laws (the “Applicable Data Protection Laws”), and with all contractual obligations incumbent upon the Seller regarding Personal Data including with respect to any collection, processing, sharing, possession, and control of any Personal Data.

(f) Neither the negotiation nor consummation of the contemplated transactions under this Agreement, nor the Seller’s possession or use of the Personal Data, MSP Business Data, or any data or information in the IT Systems, will breach or otherwise cause any violation of any Applicable Data Protection Laws, or legally require the notice, consent, waiver or authorization of, or declaration, filing or notification to, any person under any Applicable Data Protection Laws.

(g) There have been no known security breaches or other known breaches as defined under the Applicable Data Protection Laws or losses of Personal Data or MSP Business Data owned or controlled by the Seller.

(h) The Seller has not received any notice, and/or is unaware of a claim, investigation (formal or informal) or alleged violation of any Applicable Data Protection Laws.

(i) There has been no loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data or MSP Business Data maintained by or on behalf of the Seller.

(j) When used by a customer or user for its intended purpose, the Seller’s products or services will not cause the customer or user to violate any Applicable Data Protection Laws.

(k) True and correct copies of all current and former privacy policies of Seller (the “Seller Privacy Policies”) have been provided to Purchaser.

(l) No Seller Privacy Policies will impose any restrictions upon Purchaser’s ability to use, possess, disclose or transfer Personal Data or MSP Business Data in the manner the Seller has used, possessed, disclosed or transferred such or similar Personal Data or MSP Business Data prior to Closing.

(m) The Seller has not received written notice that any governmental agency is investigating to determine whether the Seller has violated any Applicable Data Protection Laws, or the Seller Privacy Policies.

(n) The Seller has full right and authority to transfer to Purchaser all Personal Data in the possession of the Seller upon the consummation of this Agreement.

(o) Seller Databases. Schedule 4.15(o) attached hereto identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data or MSP Business Data maintained by or for the Seller (the “Seller Databases”), the types of Personal Data or MSP Business Data in each such database, the means by which the Personal Data or MSP Business Data were collected, and the Seller security controls that have been adopted and maintained with respect to each such Personal Data or MSP Business Data. No breach or violation of any such Seller security controls by a third party has occurred, or is or had been threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Seller Databases.

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4.16 Real Property. The real property located at 7039 Northwinds Drive, Suite A Concord, NC 28027 and 14415 N 73rd St, Suite 104 Scottsdale, AZ (the “Premises”) are the only real properties leased by Seller and used in the conduct of the MSP Business as currently conducted (together with all rights, title and interest of either Seller in and to leasehold improvements relating thereto, including any security deposits paid in connection therewith). With respect to the Premises, Seller has delivered or made available to Purchaser true, complete and correct copies of any leases affecting the Premises. No waiver, indulgence, or postponement of Seller’s obligations under any such lease has been granted by the lessor or of the lessor’s obligations thereunder by Seller. Seller is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by Seller under, any of such leases, and Seller has not received any notice from, or given any notice to, any lessor indicating that Seller or such lessor is in breach of or in default under any of such leases. Seller has full right and power to occupy or possess, as the case may be, all the property covered by each such lease. Seller is not a sublessor or grantor under any sublease or other instrument granting to any other person any right to the possession, lease, occupancy or enjoyment of the Premises. The use and operation of the Premises in the conduct of the MSP Business does not violate in any material respect any law, covenant, condition, restriction, easement, license, permit or agreement. There are no actions pending nor, to Seller’s knowledge, threatened against or affecting the Premises or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

4.17 Product Warranty; Product Liability. Each product designed, manufactured, installed, distributed, marketed or sold by the Seller is and has to the Seller’s knowledge been in conformity with all applicable contractual requirements, including all product specifications and all express and implied warranties. Seller has no obligation or liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations, nor is there any basis for any such liability or obligation. Seller has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to, or form the basis of, any product liability, liability for injuries to individuals or liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products designed, manufactured, installed distributed, marketed or sold by Seller prior to the Closing Date.

4.18 Employee and Labor Matters.

(a) Schedule 4.18 sets forth the following with respect to any person who is providing services for, or to Seller, in relation to the MSP Business: a true, complete and accurate list of each such employee and independent contractor, his or her year of hire, position and title (if any), current rate of compensation (identifying the most recently paid bonuses, commissions, incentive compensation and equity-based compensation, if any, separately), and, in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of accrued sick days and vacation days to which each employee by written or unwritten agreement is entitled, if any, and the number of sick days and vacation days the Seller made available to such employee during the period from January 1, 2024 and ending December 31, 2024 whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. Except as disclosed on Schedule 4.18, Seller has no unsatisfied liability to any previously terminated employee of Seller. Seller has disclosed to Purchaser all written employee handbooks, policies, programs and arrangements applicable to the employees of the Seller.

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(b) No allegation, charge or complaint of employment discrimination or other similar charge or complaint has been made against Seller during the last four (4) years, or is pending or threatened, nor does Seller know of any basis for any such allegation, charge or complaint. Seller has complied in all material respects with all applicable laws relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment or accrual of the same, and all taxes, insurance and all other costs and expenses applicable thereto, and Seller is not liable for any arrearage, or any taxes, costs or penalties for failure to comply with any of the foregoing. No liabilities, penalties or other charges under the Worker’s Adjustment and Retraining Notification Act of 1988 or any similar state law will arise as the result of the consummation of the transactions contemplated by this Agreement.

4.19 Insurance Policies. Seller has delivered, or made available to Purchaser, accurate and complete copies of all policies of insurance and pending applications for policies of insurance, including, without limitation, property, general liability, casualty, product liability, life, health, accident, workers’ compensation, disability insurance, bonding arrangements (including copies of all bonds and related contracts) and umbrella insurance policies, to which Seller is party or under which Seller is or has been covered at any time during the last twelve (12) months, in all cases that relate to the MSP Business (collectively, the “Insurance Policies”). All Insurance Policies (a) are valid, outstanding and enforceable on the date hereof; (b) taken together, provide adequate insurance coverage for the Seller for all risks to which the Seller is normally exposed, except to the extent Seller reasonably believes insurance coverage is not required. The Seller has not received any refusal of coverage, any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect, or that the issuer of any Insurance Policy is unwilling to perform its obligations thereunder.

4.20 Absence of Certain Changes. Since January 1, 2024, Seller has conducted the MSP Business in the ordinary course of business, and Seller has not made any changes to its collections or cash management practices. Since January 1, 2024, there has been no change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, operations, assets, condition (financial or otherwise), results of operations or prospects (including the achievement or the ability to achieve forecasts of revenue and/or earnings) of the Seller, the Assets or the MSP Business, nor has any event occurred, or circumstance come into existence, which reasonably could be expected to have such material adverse effect on Seller, the Assets or the MSP Business.

4.21 Solvency. The Seller and the Parent are financially solvent, and there are no known or threatened (nor have any actions or omissions occurred that could give rise to) liabilities that would render either the Seller or the Parent insolvent.

4.22 Disclosure and Accuracy of Documents. No representation or warranty or other statement made by Seller or Parent in this Agreement, or the exhibits contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. All of Seller’s documents provided to Purchaser by the Seller and Parent are accurate and complete copies.

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ARTICLE 5. THE CLOSING

5.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the Closing Date upon the execution of this Agreement. Simultaneous with the Closing, this Agreement and the documents set forth in Section 5.2 and Section 5.3 shall be exchanged remotely by electronic exchange of documents and signatures.

5.2 Deliverables of Seller. Concurrently with this Agreement, Seller shall deliver to Purchaser:

(a) a Bill of Sale in the form attached hereto as Exhibit C (“Bill of Sale”), vesting in Purchaser the full right, title and interest in and to the tangible personal property included in the Assets executed by Seller;

(b) an Assignment and Assumption Agreement in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”) effecting the assignment to and assumption by Purchaser of the Assumed Contracts, executed by Seller;

(c) executed FIRPTA certificate in the form of Exhibit F hereto;

(d) the Funds Flow Memorandum attached hereto as Exhibit H executed by Seller;

(e) executed copies of any required consents to assignment as listed on Schedule 4.6, on terms and conditions reasonably satisfactory to the Purchaser;

(f) a certificate executed by an authorized representative of each of Seller and Parent, certifying as to: (i) the good standing of the Seller and Parent, each in its jurisdiction of formation and in each jurisdiction where the Seller is qualified to do business, with applicable certificates of good standing attached; (ii) a true, correct and complete copies of the organizational documents of Seller and Parent, as amended to date; (iii) resolutions of the governing bodies of Seller and Parent authorizing the execution, delivery and performance of this Agreement executed by the governing authorities of Seller and Parent; (iv) name all of persons who hold any issued and outstanding equity interest in the Seller as of the Closing Date;

(g) a certificate of incumbency executed by the Seller and Parent, certifying the name, title and signature of the signatory to this Agreement executed by authorized representatives of the Seller and Parent;

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(h) a separate, complete and duly and validly executed IRS Form W-9 from Seller certifying that it is not subject to United States federal backup withholding Tax;

(i) (A) fully executed consents and partial releases executed by all creditors of Seller holding an Encumbrance on the Assets, and (B) such other instruments, statements or evidence acceptable to Purchaser indicating the prior satisfaction, or the payment amounts necessary to satisfy, all such Encumbrances;

(j) all other documents and instruments required by the Seller pursuant hereto or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated hereby.

5.3 Deliverables of Purchaser. Concurrently with this Agreement, Purchaser shall deliver to Seller:

(a) the Closing Date Payment;

(b) the Bill of Sale executed by Purchaser;

(c) the Assignment and Assumption Agreement executed by Purchaser; and

(d) the Funds Flow Memorandum executed by Purchaser.

ARTICLE 6. COVENANTS

6.1 Further Assurances; Assignment of Lease; Transition Services.

(a) Upon the request of Purchaser or Seller, the other party will execute and deliver to the requesting party, or such party’s nominee, all such instruments and documents of further assurance or otherwise and will do any and all such acts and things as may reasonably be required to carry out the obligations of Purchaser or Seller hereunder and to more effectively consummate the transactions contemplated hereby, including obtaining all consents and approvals from third parties as may be necessary.

(b) Following the Closing, Seller will use its commercially reasonable efforts to obtain an Assignment and Assumption of Lease satisfactory to Purchaser (the “Lease Assignment”) among Seller, Purchaser, and 2 of 2 Concord and Los Arcos Professional Service Center, as landlord (“Landlord”), with respect to the Premises, executed by Seller, Landlord and Purchaser. Until the earlier of (a) the execution and delivery of the Lease Assignment, (b) the date Purchaser terminates the License by delivering written notice, or (c) 180 days following the Closing Date, Seller hereby grants Purchaser and its Affiliates (and their respective employees, service providers, and representatives) a license to access and use the Premises for the purposes of conducting the MSP Business.

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(c) Commencing on the Closing Date and continuing for a period of 60 days thereafter, Seller shall use commercially reasonable efforts to transition the MSP Business and the related operations and infrastructure to Purchaser, including by assisting Purchaser with the transfer of vendor accounts and administrative credentials and the migration of data and information technology systems.

(d) Commencing on the Closing Date and continuing for a period of 180 days thereafter, Seller shall: (i) ensure the following domain names of Seller are live and accessible in a manner consistent with past practice (subject to down time for routine maintenance): https://www.icoreconnect.com/icoreit; (ii) ensure that any person who accesses such domain name is automatically redirected to https://www.the20msp.com/; and (iii) automatically redirect and forward all emails sent to existing employees of the MSP Business to email addresses designated by Purchaser. For the avoidance of doubt, following the expiration of such 180-day period, Seller may remove such domain names from its website.

6.2 Confidentiality. Seller and Parent shall not, directly or indirectly, disclose or use at any time (and shall cause their respective representatives not to use or disclose) any Confidential Information (whether or not such information is or was developed by the Seller or Parent), except to the extent that such disclosure or use is required by law or as otherwise provided hereunder. Seller and Parent further agree to take commercially reasonable steps, to the extent within their respective control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event the Seller or Parent is required by law to disclose any Confidential Information, Seller and Parent shall cause such party to promptly notify the Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure and shall cooperate with the Purchaser’s reasonable attempts to preserve the confidentiality of such Confidential Information consistent with applicable law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the MSP Business or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following as it relates to the MSP Business and, in each case, to the extent the MSP Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the MSP Business’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Seller or Parent; (B) is thereafter disclosed or furnished to the Seller or Parent by a third party who is not known by the Seller or Parent to have acquired the information under an obligation of confidentiality; or (C) is disclosed by the Seller or Parent (subject to compliance with the applicable provisions of this paragraph) under compulsion of applicable law.

MOREOVER, THE PURCHASE PRICE PAID UNDER THIS AGREEMENT SHALL BE KEPT STRICTLY CONFIDENTIAL BY THE SELLER AND PARENT AND SHALL NOT, EXCEPT TO THE EXTENT THAT SUCH DISCLOSURE OR USE IS REQUIRED BY LAW, BE COMMUNICATED OR DISCLOSED BY THE SELLER OR PARENT TO ANY PERSON WHATSOEVER, INCLUDING WITHOUT LIMITATION OTHER PAST, PRESENT OR PROSPECTIVE MEMBERS OF THE SELLER OR PARENT AND ALL PERSONS WHO OWN ANY INTEREST IN THE SELLER OR PARENT THAT IS A LEGAL ENTITY; PROVIDED, THE SELLER OR PARENT MAY DISCLOSE SUCH INFORMATION TO THEIR PROFESSIONAL CONSULTANTS FOR PURPOSES OF PROVIDING SERVICES TO THE SELLER OR PARENT.

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6.3 Noncompete of Seller and Parent. Seller and Parent are familiar with the trade secrets related to the MSP Business and with other Confidential Information concerning the MSP Business, including all (A) technology, research, and development related to the MSP Business, (B) customers and clients, and customer and client lists related to the MSP Business, (C) products and services related to the MSP Business and related costs and pricing structures, (D) accounting and business methods and practices related to the MSP Business and (E) similar and related confidential information and trade secrets related to the MSP Business. Each of Seller and the Parent acknowledge and agree that the MSP Business would be irreparably damaged if the Seller or Parent were to directly or indirectly provide MSP related services to any person competing with the MSP Business or engaging in a similar business and that such direct or indirect competition by the Seller or Parent would result in a significant loss of goodwill by the MSP Business. In further consideration for the Purchaser’s payment of the Purchase Price under this Agreement (in respect of which payment each of the Seller and Parent expressly acknowledge that they derive a substantial and direct benefit), and in order to protect the value of the Assets purchased by the Purchaser hereunder (including the goodwill inherent in the MSP Business as of the date hereof), each of the Seller and the Parent hereby agree that until sixty (60) months from the Closing Date (the “Non-Competition Period”), the Seller and Parent shall not acquire or hold any economic or financial interest in, act as a partner, member, shareholder, or representative of, render any services to, or otherwise operate or hold an interest in any person who is engaged in the MSP Business having any location within a one hundred (100) mile radius of any of Seller’s and any Purchaser’s business address(s) at the time of Closing and any location in which Purchaser provides services during the Non-Competition Period; provided, however, that nothing contained herein shall be construed to prohibit the Seller or Parent from purchasing up to an aggregate of two percent (2%) of any class of the outstanding voting securities of any entity whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis).

6.4 Non-Disparagement. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Disparagement Period”), none of the Purchaser or the Seller or Parent shall, directly or indirectly, either individually or acting in concert with another person or persons make any negative, derogatory or disparaging statements or communications regarding any other Party, the MSP Business, or their respective Affiliates or representatives.

6.5 Non-Solicitation. Seller and Parent shall not during the Non-Competition Period, in any manner, directly, indirectly, individually, in partnership, jointly, or with any other person or entity, (i) recruit or solicit for hire or attempt to recruit, solicit or hire, on any of their behalves or on behalf of any other person, or encourage any third party to recruit, solicit or hire, any employee or consultant of Purchaser, (ii) encourage any employee or consultant of the Purchaser to discontinue his or her employment by Purchaser, (iii) solicit any customer of Seller who is or has been a customer on or prior to the Closing Date for the purpose of providing services similar to the MSP Business, or (iv) persuade or attempt to persuade any customer or supplier of Purchaser to terminate or modify such customer’s or supplier’s relationship with Purchaser. Notwithstanding anything in this Agreement to the contrary, the foregoing shall not prevent the Seller from undertaking general solicitations of employment not specifically targeted at any of the foregoing employees.

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6.6 Reserved.

6.7 Indemnification.

(a) Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of each Party contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months after the Closing Date; except for the representations and warranties set forth in Section 3.1, Section 3.2, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.7, Section 4.11, and Section 4.12 (collectively, the “Fundamental Representations”) which shall survive until the greater of five (5) years or the expiration of the applicable statute of limitations.

(b) Indemnification By Seller. Subject to the other terms and conditions of this Section 6.7, Seller and Parent shall, jointly and severally, defend, indemnify, and hold harmless Purchaser, its Affiliates, and its respective shareholders, members, directors, managers, officers, and employees from and against all Losses arising from or relating to: (i) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or any other documents associated with this transaction (the “Transaction Documents”); (ii) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller or Parent pursuant to this Agreement or any other Transaction Document; (iii) any Excluded Asset, Specifically Excluded Liability, and any other Liability of Seller not expressly assumed by Purchaser pursuant to Section 1.2; (iv) any action by (or on behalf of) any third party based upon, resulting from, or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing, or arising on or prior to the Closing Date; and (v) any action by (or on behalf of) any third party based upon, resulting from, or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing, or arising on or prior to the following the Closing Date, to the extent the same relates to any portion of the Business other than the MSP Business. “Losses” means losses, damages, liabilities, loss of tax assets or attributes, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or similar expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Entity or other third party or arising from fraud or willful misconduct of the indemnifying person.

(c) Indemnification By Purchaser. Subject to the other terms and conditions of this Section 6.7, Purchaser shall defend, indemnify, and hold harmless Seller, its Affiliates, and its respective shareholders, directors, officers, and employees from and against all Losses arising from or relating to: (i) any material inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or any other Transaction Document; (ii) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any other Transaction Document; or (iii) the use or operation of any Asset following the Closing.

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(d) Materiality. For purposes of this Article 6.7, any inaccuracy in, breach or failure to be true and correct of any representation or warranty and the calculation of any Losses in connection therewith, shall be determined without regard to any “materiality,” “material adverse effect,” or other similar qualification or exception contained in or otherwise applicable to such representation, warranty or covenant.

(e) Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(f) Certain Limitations. The indemnification provided for in Section 6.7(b)(i) shall be subject to the foregoing limitations and provisions:

(i) Seller and Parent shall not be liable to any Purchaser Indemnified Party under Section 6.7(b)(i) for any Losses, unless and until the aggregate amount of all such Losses for which indemnification is being claimed equals or exceeds $25,000, in which case Seller and Parent shall be liable from the first dollar.

(ii) Seller and Parent shall not be liable to any Purchaser Indemnified Party under Section 6.7(b)(i) for any Losses exceeding $250,000.

(iii) Seller and Parent shall not be liable for any Losses under Section 6.7(b)(i) based upon a multiple of earnings, profits, revenues, or other metric, except to the extent Purchaser is required to pay the same to a third-party in connection with a matter in respect of which Purchaser is entitled to indemnity under Section 6.7(b)(i).

(iv) The limitations set forth in this Section 6.7(f)(i)-(iii) shall not apply to any breach of any of the Fundamental Representation or in the case of fraud or willful misconduct.

(v) Except in the case of fraud, the maximum aggregate Liability of Seller and Parent for Losses in respect of which claims for indemnification are made under Section 6.7(b)(i) and Section 6.7(b)(ii) shall not exceed the Purchase Price. For purposes of this Section 6.7(f)(v), Seller and Parent shall be deemed to be the same Indemnifying Party.

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6.8 Specific Performance; Injunctive Relief. Seller and the Parent acknowledge and agree that in the event of a breach of any of the provisions of Section 6.2, Section 6.3, Section 6.4, and Section 6.5, Purchaser would suffer irreparable harm, no adequate remedy at law would exist for Purchaser, and damages would be difficult to determine. Consequently, in the event of any such breach, Purchaser or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. In the event it becomes necessary for Purchaser to seek injunctive relief as described herein, and in the event that Purchaser is required to post bond related to such relief, the Parties hereto agree and acknowledge that One Hundred and No/100 Dollars ($100.00) is a reasonable and appropriate amount for such bond.

6.9 Straddle Periods. The parties agree that in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any taxes in the nature of personal property, real property or other ad valorem taxes imposed on the Assets which relate to the portion of such period ending on the Closing Date (the “Pre-Closing Tax Period”) shall be deemed to be the amount of such tax for the entire Straddle Period multiplied by the fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Seller shall be liable for the portion of all such taxes attributable to the Pre-Closing Tax Period and Purchaser shall be liable for the remaining portion of such taxes. The foregoing shall apply to all other tax payments that cover a period beginning prior to the Closing Date and ending after the Closing Date, including without limitation, tax payments for real and personal property acquired by, or used by, Purchaser after the Closing.

6.10 Customer and Other MSP Business Relationships. Seller will cooperate with Purchaser in its efforts to continue and to maintain for its benefit, those business relationships of Seller existing prior to the Closing and relating to or necessary for the MSP Business, including, without limitation, the relationships with representatives, governmental authorities, licensors, customers, suppliers and others of Seller. Seller will refer to Purchaser all inquiries relating to the MSP Business after the Closing Date. Seller will not (and it will cause its representatives not to) take any action that could diminish the value of the Assets or Purchaser after the Closing Date or that would interfere with the MSP Business or Purchaser after the Closing Date.

6.11 Offset. Purchaser shall have the right to deduct or offset any amounts payable to Purchaser pursuant to this Agreement from or against any amounts payable by Purchaser to Seller or any amounts due to Seller under this Agreement, including, if applicable, the Earnout Payment.

6.12 Referrals. During the Non-Competition Period, Seller shall use commercially reasonable efforts to promptly refer to Purchaser any customer of Seller or any potential customer who contacts Seller seeking IT support, managed IT services, or IT consulting.

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6.13 Valid Customer Credits. In the event (i) a customer of the MSP Business claims they are entitled to an offset or a credit relating to an invoice for services that were performed, or were invoiced as being performed (but were not performed), on or after June 1, 2024 and prior to the Closing and (ii) Purchaser determines in its commercially reasonable discretion that such claim is valid and applies the requested credit or offset for the benefit of such customer, then within five (5) business days’ following written notice from Purchaser of such claim, Seller and/or Parent shall reimburse Purchaser for the amount of such credit or offset, provided that such credit or offset shall not exceed the amount, net of any previously issued credits of offsets, that Seller previously invoiced for such services.

6.14 Transition Service; AR Collection. Seller agrees to invoice all customers of the MSP Business on behalf of Purchaser for services provided by Purchaser during the month of October 2024, in a manner consistent with Seller’s past practices. If Seller receives any payments for these invoices (or for any subsequent invoices), Seller agrees to remit payment to Purchaser within 3 business days of its receipt thereof.

6.15 Enforcement Rights. With respect to any Warranties (or contracts in which such Warranties are contained) that are only transferable with the consent of the applicable counterparty (a “Consent”) and such Consent is not obtained prior to the Closing, such Warranties (and the related contracts) shall be held by Seller in trust for Purchaser and all benefits and obligations derived thereunder shall be for and on the account of Purchaser; provided, however, that where entitlement of Purchaser to such Warranty (or contract) is not recognized by the applicable counterparty, the Seller shall, at the request and sole cost of Purchaser, enforce Seller’s rights under same for the benefit of Purchaser and pay Purchaser the proceeds of the same if and when received by Seller.

6.16 Good Standing Status. Promptly following Closing, but no later than 30 days thereafter, Parent shall take all actions necessary to restore Parent’s good standing with the State of Delaware, including without limitation by filing all outstanding reports and filings required by any applicable governmental authority, paying all outstanding fees, penalties and taxes owed and complying with any other actions required under applicable law. Parent shall provide a certificate of good standing to Purchaser within 30 days following Closing, evidencing compliance with the requirements set forth in this Section 6.16 and its good standing with the State of Delaware.

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ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1 Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; provided, however, that after the Closing, the Purchaser may make (i) appropriate announcements to customers of the MSP Business or (ii) any public disclosure it believes in good faith is required by applicable law.

7.2 Expenses. Each of the parties shall pay its own respective costs and expenses incurred or to be incurred by such party in the negotiation and preparation of this Agreement and carrying out the transactions contemplated by this Agreement, including legal fees.

7.3 Assignment. The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party which consent may be withheld in such party’s sole discretion; provided, however, Purchaser may assign this Agreement and its obligations hereunder to an Affiliate of Purchaser without the consent of Seller or Parent.

7.4 Dispute Resolution. IF ANY CONTROVERSY, DISPUTE OR CLAIM ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE BREACH OF THIS AGREEMENT, THE PARTIES WILL ATTEMPT IN GOOD FAITH TO NEGOTIATE A SOLUTION TO THEIR DIFFERENCES. IF NEGOTIATION DOES NOT RESULT IN A RESOLUTION WITHIN THIRTY (30) DAYS FROM THE DATE WHEN ONE PARTY FIRST NOTIFIES THE OTHER OF THE CONTROVERSY OR CLAIM THEN THE CLAIM OR CONTROVERSY MUST BE MEDIATED PRIOR TO A PARTY BRINGING A LAWSUIT. SAID MEDIATOR MUST BE A LICENSED ATTORNEY IN DELAWARE. MEDIATION SHALL OCCUR IN THE CITY OF WILMINGTON, DELAWARE AND COMMENCE NO LATER THAN THIRTY (30) DAYS FOLLOWING A PARTY’S NOTICE TO THE OTHER PARTY REQUESTING MEDIATION. EACH PARTY SHALL BEAR ITS OWN COSTS IN THE MEDIATION.

7.5 Governing Law; Submission to Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

(b) ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF WILMINGTON, STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Action by the delivery of a copy thereof in accordance with the provisions of Section 7.11.

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7.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).

7.7 Attorneys’ Fees. If either party brings any action or proceeding, subsequent to the execution of this Agreement, to interpret or enforce any provision hereof, the prevailing party shall be entitled to reasonable fees and costs, including attorneys’ fees.

7.8 Headings; Counterparts. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section or in any way affect such Section. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision(s) in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

7.10 Adequate Time. The Parties to this Agreement acknowledge that legal counsel for the Purchaser drafted this Agreement. The Seller and Parent agree and acknowledge that they sought or had the full opportunity to seek the advice of legal counsel with respect to this Agreement before they executed and entered into this Agreement. Thus, Seller and Parent hereto waive any legal right or doctrine that this Agreement be construed against the drafting party.

7.11 Notices. Any notice provided pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given: (i) if by hand delivery, upon receipt thereof, (ii) if by mail, when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, (iii) if by facsimile transmission, upon electronic confirmation thereof, (iv) if by electronic mail (e-mail), upon electronic confirmation thereof, or (v) if by next day delivery service, upon such delivery. All notices shall be addressed as follows (or such other address as any party may in the future specify in writing to the other):

If to Seller or Parent:

iCoreConnect Inc.

529 E. Crown Point Road

Suite 250

Ocoee, FL 34761

Attn: [ ];

Email: [ ]

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With a copy to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Attention: Cavas S. Pavri

E-mail: [ ]

If to Purchaser:

The 20, LLC

6600 Chase Oaks Blvd.

Suite 100

Plano, TX 75023

Attention: [ ]

E-mail: [ ]

with a copy to:

Kane Russell Coleman Logan PC

901 Main Street, Suite 5200

Dallas, Texas 75202

Attn: [ ]

E-mail: [ ]

7.12 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify and to hold harmless each other party from (i) any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, partners, employees, or representatives is responsible, and (ii) any claims brought by any broker, finder or other agent claiming to have acted on behalf of the Seller or Purchaser in connection with the sale of the Assets.

7.13 Entire Agreement; Amendment. This Agreement, together with all exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. This Agreement may not be amended, nor provisions waived except for by written instrument signed by the affected party thereto.

7.14 Survival. Each covenant set forth in this Agreement shall survive Closing and for a period of time necessary to give effect to each covenant herein.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the authorized representatives of the parties to this Agreement have duly executed this Agreement effective as of the date first above written.

PURCHASER:

THE 20 LLC
a Delaware limited liability company

By:	/s/ Ken Pecot
Name:	Ken Pecot
Title:	Manager

SELLER:

iCore Midco Inc.,
a Nevada corporation

By:	/s/ Robert McDermott
Name:	Robert McDermott
Title:	President

PARENT:

a Delaware Corporation iCoreConnect Inc.,

By:	/s/ Robert McDermott
Name:	Robert McDermott
Title:	CEO

Signature Page

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